Exhibit 99.1

9/02/03

MICHAEL COLLINS TO LEAVE BIG MOUNTAIN

WHITEFISH, MONT. – President and CEO of Big Mountain Resort, Michael Collins, submitted his resignation today to the Board of Directors of Winter Sports, Inc. (WSI), Big Mountain’s parent company.

“It has been a rewarding and demanding 15 years in the leadership role at Winter Sports. Through hard work and focus I believe the leadership team of the company is strongly positioned to effectively accomplish the plans we have put in place in the past years,” said Collins. “On a personal note, my family and I are looking forward to spending more time together as we embrace new challenges and opportunities that have begun to present themselves. Leslie and I plan to stay in Whitefish and remain active in the community as we continue to raise our two children Grace and Clayton.”

Collins joined Big Mountain’s management team in August 1988, following his term with the 1988 Calgary Olympic Organizing Committee where he served as the venue manager for the Alpine ski events. He has been responsible for overseeing numerous developments and projects, both on the mountain and in the base area village.

“The years have gone by quickly, and we have covered a lot of ground,” said Collins. “The resort is now in a terrific position to capitalize on the building blocks put in place by a tremendous staff of leaders and team members.”

Big Mountain improvements during Collins’ tenure include installation of two high speed detachable lifts, expanded snowmaking, the opening of Hellroaring Basin and the Bigfoot T-bar area, several village area subdivisions, as well as Kintla Lodge and the new Morning Eagle Lodge, slated for operation in winter 2003/2004.

“Michael Collins has been a pivotal leader and member of our team at Big Mountain Resort,” said Dennis Green, Chairman of the WSI Board of Directors. “His leadership has created the vision for the future and a strategic plan that will enable the resort to achieve the goals which were established during his time here. The progress toward creating a world-class, four-season resort can be directly attributed to Michael’s foresight and tireless efforts. He will be greatly missed by the staff and the Board of Directors.”

Collins began his ski area career in 1970 on the Snowmass trail crew and later ski patrol with the Aspen Skiing Corporation while earning his BS in Geology and Forestry from the University of Montana, and an MBA from Colorado State University. The Aspen Ski Corporation sent him to Whistler, British Columbia in 1978 and he was named as the area planner and project construction manager for the new Blackcomb Ski Area. Blackcomb opened in 1980 and Collins returned to Aspen, where he opened his consulting firm, Mountain Planning and Management. In 1982, Big Mountain contracted with his company to complete a mountain master plan. In 1988 Collins returned to Whitefish and Big Mountain to execute the master plan he helped create.

“Mike’s departure comes at a time when we are coming out of what may be a record summer season for the company and solid winter bookings as we head into our winter operations,” continued Green. “The company seems poised to have a good year in both operations and real estate sales. We now begin the process of selecting the next leader for Big Mountain Resort and hope to have the position filled within 6 months. The primary objective will be to find a proven leader who will value our 56-year history and help us build on our recent accomplishments.”

Big Mountain Resort is owned by Winter Sports, Inc., which operates the resort and is also involved in real estate sales from the company’s headquarters near Whitefish, Montana. The company’s common stock is listed for quotation on the Nasdaq Over-the-Counter Bulletin Board System under the symbol “WSKI.OB.” Certain information in this release represents “forward looking information” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. That information includes statements about the company’s expectations and intentions following the resignation of the chief executive officer, and should not be construed as assurances of future outcomes or as guaranties of financial or operational performance.

Various factors can cause the company to deviate from management’s plans and expectations including the company’s ability to locate and retain a new chief executive officer and the ability of management personnel to position the company for future growth and profitability. Other factors that affect the company’s business are discussed from time to time in the company’s periodic reports filed with the U.S. Securities and Exchange Commission, and readers are cautioned that factors beyond management’s ability to foresee or control also will impact the company’s business, potentially in ways that are both material and adverse.

For all Big Mountain inquiries, please visit www.bigmtn.com or contact the resort’s Guest Services and Information Center at (406) 862-2900.

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Press Contact:

Dan Virkstis
(406) 862-1948
danv@bigmtn.com